Exhibit 10.29
DRESSER-RAND GROUP INC.
STANDARD TERMS AND CONDITIONS FOR
EMPLOYEE NONQUALIFIED STOCK OPTIONS
These Standard Terms and Conditions apply to any Options granted under the Dresser-Rand Group Inc. 2008 Stock Incentive Plan, as amended (the “Plan”), on or after January 1, 2010, which are identified as nonqualified stock options and are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions.
1.	TERMS OF OPTION

Dresser-Rand Group Inc. (the “Company”) has granted to the Participant named in the Grant Notice provided to said the Participant herewith (the “Grant Notice”) a nonqualified stock option (the “Option”) to purchase up to the number of shares of the Company’s common stock (the “Common Stock”), set forth in the Grant Notice, at the purchase price per share and upon the other terms and subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions (as amended from time to time), and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary. Capitalized terms not defined in this document have the meaning given to them in Plan or Grant Notice.

2.	NON-QUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.	EXERCISE OF OPTION

The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable to the extent it becomes vested, as described in the Grant Notice, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice provided that (except as set forth in Section 4.A below) the Participant remains employed with the Company and does not experience a termination of employment. The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis, provided that the Committee may take into consideration any accounting consequences to the Company.

To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” on a form either provided by the Company or follow a mechanism established by the Company with the broker administering the Option, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).
The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The exercise price of may be paid in Common Stock, cash or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, the delivery of previously owned Common Stock and withholding of Common Stock deliverable upon exercise.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

4.	EXPIRATION OF OPTION

Except as provided in this Section 4, the Option shall expire and cease to be exercisable as of the Expiration Date set forth in the Grant Notice.
A.	If the Participant’s employment terminates by reason of Retirement (as defined in Section 14.F below), the Participant (or the Participant’s estate, beneficiary or legal representative), subject to Section 9, may exercise the Option to the extent vested or exercisable until the Expiration Date. Upon retirement the Option shall continue to vest in accordance with the Grant Notice. If the Participant’s employment terminates by reason of death or Disability, the Participant (with Participant’s estate, beneficiary or legal representative, may exercise the Option (regardless of whether then vested or exercisable) until the earlier of (i) the twelve month anniversary of the date of such termination and (ii) the Expiration Date.

B.	If the Participant’s employment terminates for any reason other than death, Disability, Cause or Retirement, the Participant may exercise any Options that are vested and exercisable at the time of such termination of employment until the earlier of (A) the 90-day anniversary of the date of such termination of employment and (B) the Expiration Date. Any portion of the Option that is not vested and exercisable at the time of such a termination of employment shall be forfeited and canceled as of the date of termination of employment.

C.	If the Participant’s employment is terminated for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the date of such termination of employment.

5.	CHANGE IN CONTROL

Unless otherwise provided in an employment, severance or other agreement between the Company and the Participant, the Committee shall determine the effect of a Change in Control on the Options. Without limitation, the Committee may provide for the acceleration of vesting and exercisability of any unvested Options, for a cash payment based on the Change in Control Price in settlement of the Options, or for the assumption or substitution of Options by the Participant’s employer (or the parent or an Affiliate of such employer) that engages the Participant immediately following the Change in Control.

6.	RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO OPTION EXERCISE

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

7.	INCOME TAXES

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations. Unless otherwise permitted by the Committee, withholding shall be effected by withholding Common Stock issuable in connection with the exercise of the Option. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Options from any amounts payable by it to the Participant (including, without limitation, future cash wages).

8.	NON-TRANSFERABILITY OF OPTION

The Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and, subject to Section 4.A, the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 8.

9.	RESTRICTED ACTIVITIES
A.	By accepting the Option, the Participant acknowledges and agrees that (i) the Company is engaged in a highly competitive business; (ii) the Company has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit its Confidential Information (as defined in Section 14.B below); (iii) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) the Participant’s participation in or direction of the Company’s day-to-day operations and strategic planning are an integral part of the Company’s continued success and goodwill; (v) in the period between the Participant’s notice to the Committee of the Participant’s Retirement and the date of the Participant’s Retirement (the “Transition Period”), the Participant will participate in identifying a successor, transitioning his or her responsibilities to and training a successor, and engaging in other transition activities (the “Transition Process”); (vi) given the Participant’s position and responsibilities, including during the Transition Period, he or she necessarily will be relying on and/or creating Confidential Information that belongs to the Company and enhances the Company’s goodwill; during the Transition Process will be transmitting Confidential Information to his or her successor; and in carrying out his or her responsibilities, including during the Transition Process, the Participant in turn will be relying on the Company’s goodwill and the disclosure by the Company to him or her of Confidential Information; (vii) the Participant will have access to Confidential Information, including concerning the Transition Process, that could be used by any competitor of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill; (viii) the Participant’s engaging in any of the Restricted Activities during the Restriction Period would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of the Company; (ix) the Participant will return to the Company upon Retirement all the Confidential Information, in whatever form or media and all copies thereof, in his or her possession, custody, or control; (x) by giving advance notice of his or her Retirement, the Participant represents that he or she will not engage in the Restricted Activities; (xi) the Company is relying on such representation in providing the Participant continuing access to Confidential Information and authorizing him or her to engage in the Transition Process and other activities that will create new and additional Confidential Information during the Transition Period; and (xii) absent the Participant’s agreement to this Section 9, the Company would not authorize the Participant to participate in the Transition Process and engage in other activities that will create new and additional Confidential Information in an unfettered fashion and would not provide for the extended exercisability of the Option (regardless of whether then vested or exercisable) upon Retirement as provided for in Section 4.A.
B.	The Company, by granting the Option, and the Participant, by accepting the Option, thus acknowledge and agree that during the remaining term of the Participant’s employment with the Company, including the Transition Period, the Participant (i) will receive Confidential Information that is unique, proprietary, and valuable to the Company; (ii) will rely on and/or create Confidential Information that is unique, proprietary, and valuable to the Company; and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.
C.	Accordingly, in consideration of the promises of the Company set out in Section 9.B, the Option, and the extended exercisability of the Option (regardless of whether then vested or exercisable) upon Retirement as provided for in Section 4.A, the Participant agrees that:
1.	He or she will not engage in any of the Restricted Activities (as defined in Section 14.D below) during the Restriction Period (as defined in Section 14.E below);

2.	If he or she engages in, or threatens to engage in, any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 9, then (x) the Option shall immediately expire and cease to be exercisable (regardless of whether then vested or exercisable) and (y) with respect to any Option (or any part thereof) that has been exercised, the Participant shall immediately pay to the Company the excess of the fair market value of the Common Stock associated with the exercise of the Option (or any part therof) at the time of exercise over the Exercise Price;

3.	If he or she engages in, or threatens to engage in, any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 9, the Company would not have an adequate remedy at law and would be irreparably harmed and, accordingly, that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Participant engages or threatens to engage in any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 9, without the necessity of posting any bond or proving special damages or irreparable injury; and

4.	Neither Section 9.C.2 nor Section 9.C.3 constitute the Company’s exclusive remedy for a breach or threatened breach of the Participant’s obligations under this Section 9, but shall be in addition to all other remedies available to the Company at law or equity.
D.	By accepting the Option, the Participant acknowledges and agrees that (i) the restrictions contained in this Section 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set out in Section 9.A and B, the Option, and the extended exercisability of the Option (regardless of whether then vested or exercisable) upon Retirement as provided for in Section 4.A; (ii) the Company’s promises and undertakings set out in these Standard Terms and Conditions, and in particular Section 9.B, the Grant Notice, and the Plan, and the Participant’s position and responsibilities with the Company and his or her promises and undertakings set out in Section 9.A, give rise to the Company’s interest in restricting the Participant’s post-Retirement activities; (iii) such restrictions are designed to enforce the Participant’s promises and undertakings set out in Section 9.A and his or her common-law obligations and duties owed to the Company; (iv) the restrictions are reasonable and necessary, are valid and enforceable, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests; (v) he or she will immediately notify the Company in writing should he or she believe or be advised that the provisions of this Section 9 are not, or likely are not, valid and enforceable; (vi) he or she will not challenge the enforceability of this Section 9; (vii) absent the Participant’s agreement to this Section 9, the Company would not authorize the Participant to participate in the Transition Process and engage in other activities that provide access to or create new and additional Confidential Information in an unfettered fashion and would not provide for the extended exercisability of the Option (regardless of whether then vested or exercisable) upon Retirement as provided for in Section 4.A.
E.	The provisions of Section 4.A providing for the extended exercisability of the Option (regardless of whether then vested or exercisable) upon Retirement and this Section 9 are mutually dependent and not severable, and the Participant acknowledges and agrees that the Company would not provide for the extended exercisability of the Option (regardless of whether then vested or exercisable) upon Retirement as provided for in Section 4.A but for the Participant’s promises set out in and the enforceability of this Section 9. Accordingly, if Section 9 or any part of it is ever declared to be illegal, invalid, or otherwise unenforceable in any respect by a court of competent jurisdiction, then the Participant agrees that (x) the Option shall immediately expire and cease to be exercisable (regardless of whether then vested or exercisable) and (y) with respect to any Option (or any part thereof) that has been exercised, the Participant shall immediately pay to the Company the excess of the fair market value of the Common Stock associated with the exercise of the Option (or any part therof) at the time of exercise over the Exercise Price; provided that if the scope of the restrictions in this Section 9 as to time, geography, or scope of activities are deemed by court of competent jurisdiction to exceed the limitations permitted by applicable law, the Participant and the Company agree that the restrictions so deemed shall be, and are, automatically reformed to the maximum limitation permitted by such law.
10.	THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.
The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

11.	LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

12.	GENERAL

Except as provided for in Section 9.E, in the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

13.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Options and the Common Stock via Company web site or other electronic delivery.

14.	DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:
A.	“Competitor” shall mean any person or entity that carries on business activities in competition with the activities of the Company, including but not limited to (i) suppliers of rotating equipment, services and solutions for applications in the oil, gas, petrochemical and process industries including for oil and gas production; high-pressure gas injection, gas lift and other applications for enhanced oil recovery; natural gas production and processing; gas liquefaction; gas gathering, transmission and storage; hydrogen, wet and coker gas, synthesis gas, carbon dioxide and other applications for the refining, fertilizer and petrochemical markets; (ii) several applications for the armed forces; (iii) applications for general industrial markets such as paper, steel, sugar, and distributed and independent power generation; (iv) competing environmental solutions such as compressed air energy storage, combined heat and power, air separation, bio fuels, and wave or wind energy or (v) servicing the Company’s installed base of equipment, and the installed base of the Company’s class of equipment of other suppliers through the provision of parts, repairs, overhauls, operation and maintenance, upgrades, revamps, applied technology solutions, coatings, field services, technical support and other extended services. The term “Competitor” specifically includes but is not limited to the centrifugal turbo and reciprocating compressor, steam and gas turbine, rotating machinery, related aftermarket parts and services (including repairs, revamps, re-rates, upgrades, applied technology, overhauls, remanufacturing, installation and start-up) and other competing businesses of (x) GE Oil & Gas/Nuovo Pignone, Siemens (including TurboCare), Solar Turbines, Inc., Rolls-Royce Group plc, Elliott Company, General Electric, Alstom, Mitsubishi Heavy Industries, Hitachi, MAN Turbo, Hickham USA, Sulzer Turbo Services, Wood Group, Burckhardt Compression, Neuman & Esser Group, Ariel Corp., Thomassen Mitsui & Co., Ltd., Ebara, Shin Nippon Machinery Co. Ltd., Caterpillar Inc., Solar, Hoerbiger, or, if those corporate names are not formally correct, the businesses commonly referred to by those names; and (y) the successors to, assigns of, and affiliates of the persons or entities described in clause (x).

B.	“Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, or consisting of knowledge or “know-how” whether or not recorded in any medium, concerning or evidencing sales;

costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information (including without limitation compensation, other terms of employment, or performance other than as concerns solely the Participant); business, marketing and operational projections, plans, and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any unauthorized disclosure or breach of duty by the Participant.
C.	“Noncompetition Area” shall mean the following geographic areas to the extent the Participant’s duties and responsibilities for the Company take or took place anywhere in or are or were directed at any part of: (i) any foreign country in which the Company has provided, sold, or installed its services, products, or systems or has definitive plans to provide, sell, or install its services, products, or systems during the Participant’s employment by the Company; and (ii) any state or territory of the United States of America.

D.	“Restricted Activities” means:
1.	The Participant, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for the Company, or any person who at the time of the Participant’s conduct had been employed by the Company within the previous 12 months, to leave that employment or cease performing those services;

2.	The Participant, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person or entity who is then a customer, supplier, or vendor of the Company to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company; and

3.	The Participant, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person or entity who is a potential customer, supplier, or vendor of the Company, or at the time of the Participant’s employment was a potential customer, supplier, or vendor of the Company within the previous 12 months, not to become a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company; and

4.	The Participant’s association directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, financial contributor, or consultant, with any Competitor.
With respect to the post-Retirement Restriction Period, the Restricted Activities in D.2 and D.3 extend only to a customer, supplier, or vendor or prospective customer, supplier, or vendor with respect to whom or whose business the Participant has or had Confidential Information (including without limitation knowledge of or participation in a bid, proposal, or offer); and the Restricted Activities in D.4 extend only to a (x) the performance by the Participant, directly or indirectly, of the same or similar activities the Participant performed for the Company prior to Retirement or such other activities that by their nature are likely to lead to the disclosure of Confidential Information; and (y) that take place anywhere in, or are directed at any part of, the Noncompetition Area. The “Restricted Activities” do not extend to the Participant’s investment in stock or other securities of a Competitor listed on a national securities exchange or actively traded in the over-the-counter market if he or she and the members of his or her immediate family do not, directly or indirectly, hold more than a total of 5% of all such shares of stock or other securities issued and outstanding.

E.	“Restriction Period” shall mean the period of the Participant’s employment by the Company and continuing through the date that is three years after the Participant’s Retirement.

F.	“Retirement” shall mean the Participant’s voluntary termination of employment or other service from the Company after the Participant has attained age sixty-two and completed at least ten years of continuous service with the Company as of the date of termination or has attained age sixty-five and completed at least five years of continuous service with the Company as of the date of termination and in either event with the express intent not to engage in any of the Restricted Activities after termination, provided that the Participant has provided the Committee at least one year’s advance notice of such retirement.

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